UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2009
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

MARYLAND	001-9106	23-2413352
(Brandywine Realty Trust)

DELAWARE	000-24407	23-2862640
(Brandywine Operating Partnership, L.P.)
(State or Other Jurisdiction of Incorporation or	(Commission file number)	(I.R.S. Employer
Organization)		Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events
We are currently redeveloping the 30th Street Post Office in Philadelphia and related Cira South Garage. In connection with our redevelopment, we have agreed to provide US Bancorp with the tax credits available on these projects. In exchange, US Bancorp has agreed to pay approximately $67.9 million toward our historic rehabilitation of the 30th Street Post Office and $13.3 million toward our redevelopment of the related Cira South Garage. We believe that, upon completion of the 30th Street Post Office project, estimated to occur in fiscal 2010, the payments made by US Bancorp related to this project should be recognized as revenue, and related costs expensed, in our consolidated financial statements over a five-year tax credit recapture period beginning in fiscal 2011. We also believe that, upon completion of the Cira South Garage project, estimated to occur in fiscal 2010, the payments made by US Bancorp related to this project should be recognized as revenue, and related costs expensed, in our consolidated financial statements when the tax credit recapture period expires in fiscal 2017. We currently believe we have accounted for these transactions in an appropriate manner. Our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 were audited by our independent registered public accounting firm, PricewaterhouseCoopers LLP.
We have received comment letters from the SEC staff relating to our Annual Report on Form 10-K for the year ended December 31, 2008 and it is possible that, following completion of the SEC staff review, we could be required to make changes to our financial statements included in our reports under the Exchange Act. The comment letters request that we provide support and our basis for conclusions related to two separate transactions that we entered into with US Bancorp during 2008. The review by the SEC staff is ongoing.
We have provided the SEC staff with our analysis regarding the appropriateness of our accounting presentation relating to the transaction with US Bancorp. Following the SEC staff’s review, it is possible that we could be required to make changes to our financial statements. We believe that any such changes would primarily result in the exclusion of the cash payments from US Bancorp from revenues during the five-year period beginning in fiscal 2011 (with respect to the 30th Street Post Office) and in fiscal 2017 (with respect to the Cira South Garage). We have not included any of the cash received in our revenues during 2008 or through June 30, 2009. Accordingly, we do not expect that changes, if any, resulting from the final resolution of the SEC’s review would have a material impact on previously reported net income. The cash received from the sale of the tax credits and related tax attributes are currently included in other liabilities on our consolidated balance sheets as of December 31, 2008 and June 30, 2009 and related costs are deferred within other assets.

Item 9.01 Financial Statements and Exhibits
We are filing as an exhibit to this Current Report on Form 8-K, and incorporating herein by reference, the figures used to calculate the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the quarter ended June 30, 2009.
For the purpose of calculating Brandywine Realty Trust’s ratios of earnings to combined fixed charges and preferred share distributions, earnings have been calculated by adding fixed charges, distributed income of equity investees, and amortization of capitalized interest to income from continuing operations before non-controlling interest and equity in earnings from unconsolidated real estate ventures, less capitalized interest and preferred distributions of consolidated subsidiaries. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness, the interest portion of rent expense and preferred distributions of consolidated subsidiaries. Preferred distributions include income allocated to holders of Preferred Shares.
For the purpose of calculating Brandywine Operating Partnership’s ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges, distributed income of equity investees, and amortization of capitalized interest to income from continuing operations before non-controlling interest and equity in earnings from unconsolidated real estate ventures, less capitalized interest. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and the interest portion of rent expense.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Brandywine Realty Trust

By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole General Partner

By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: September 21, 2009

EXHIBIT INDEX

Exhibit
No.	Description

12.1	Statement re Computation of Ratios of Brandywine Realty Trust

12.2	Statement re Computation of Ratios of Brandywine Operating Partnership, L.P.